Following is the Code of Ethics for The Capital Group Companies Inc. (Capital), which includes Capital Research and Management Company, the investment adviser to the American Funds and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc. The Code of Ethics applies to all associates.

The Capital Group Companies

CODE OF ETHICS

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of clients and fund shareholders ahead of our own.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity. Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely and understandable disclosure in reports and documents; 3) compliance with applicable laws, rules and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.

General Guidelines

Although specific policies are discussed in more detail below, these are general guidelines that all Capital associates should be aware of:

•	It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material nonpublic information about the company. If there is any question as to whether you’ve received material information (typically from a company “insider”), you should contact any member of the legal staff to discuss the matter.

•	You should not knowingly misrepresent, or cause others to misrepresent, facts about Capital to clients, fund shareholders, regulators or any other member of the public. Disclosure in reports and documents should be fair and accurate.

•	You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any Capital Group companies. Capital’s Gifts and Entertainment Policy is summarized below.

1	May 2004

•	Regardless of whether you are determined to be a “covered person” under Capital’s Personal Investing Policy (which is summarized below), please keep the following in mind when you consider making personal investments:

•	Safeguarding nonpublic information — All associates are responsible for safeguarding nonpublic information about securities recommendations and fund and client holdings (for example, analyst research reports, investment meeting discussions or notes, current fund/client transaction information).

Confidential information should not be shared with individuals outside the company (except those retained to provide investment-related services for Capital companies). If you have regular access to such information, you will likely be subject to additional personal investing limitations under Capital’s Personal Investing Policy. Even if you are not a “covered person” under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any Capital company’s confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

•	Excessive trading of Mutual Funds — You should not engage in excessive trading of the American Funds or any other Capital-managed investment vehicles worldwide to take advantage of short-term market movements. Excessive activity, such as a frequent pattern of exchanges, could involve actual or potential harm to shareholders or clients. Note that this applies to your spouse and any other immediate family members.

•	Ban on Participation in IPOs — Capital associates and their immediate family members residing in their household may not participate in Initial Public Offerings (IPOs). Although exceptions are rarely granted, they will be considered in the case of a family member employed by the IPO Company where IPO shares are considered part of that family member’s compensation.

•	Limitation on Service on Boards — Associates are discouraged from serving on the board of directors or advisory board of any public or private company (this does not apply to boards of Capital companies or funds). You must receive approval prior to serving on a board, except for boards of charitable organizations or other nonprofit organizations. In addition, certain associates will be sent a form annually and asked to disclose their board positions.

•	Failure to adhere to our Code of Ethics may result in disciplinary action being taken, including termination.

Annual Certification of Code of Ethics

Each associate will receive a copy of the Code of Ethics annually and is responsible for certifying that they have read and understood the Code.

2	May 2004

Reporting Violations

You have a responsibility to report violations of our Code of Ethics, including: (1) fraud or illegal acts involving any aspect of our business; (2) noncompliance with applicable laws, rules and regulations; (3) intentional or material misstatements in our regulatory filings, internal books and records, or client records or reports; or (4) activity that is harmful to our clients or fund shareholders. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

You can report confidentially to:

•	your manager or department head

•	Capital’s Audit Committee

•	any lawyer employed by the Capital organization

Capital’s Gifts and Entertainment Policy — Conflicts of Interest

A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts and Entertainment Policy Committee.

Gifts or entertainment that are reimbursed by Capital do not need to be reported (or pre-cleared). The expenses, however, are subject to the approval of the associate’s manager. When giving a gift or extending entertainment on behalf of Capital, it is important to keep in mind that giving an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials — especially those responsible for investing public funds.

Political and Charitable Contributions

In soliciting political or charitable donations from various people in the business community, associates must never allow the present or anticipated business relationships of Capital or any of its affiliates to be a factor in soliciting such contributions. In addition, certain associates are subject to additional restrictions due to their involvement with “College America,” the American Funds 529 college savings plan.

3	May 2004

Reporting

Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 in value (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75 in value.

Gifts and Entertainment Policy Committee

The Gifts and Entertainment Policy Committee oversees administration of and compliance with the Policy.

Insider Trading

Antifraud provisions of U.S. securities laws, as well as the laws of other countries, generally prohibit persons in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate’s duties.

Personal Investing Policy

As an associate of The Capital Group Companies, you may have access to confidential information. This places you in a position of special trust.

You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

There are several rules that must be followed to avoid possible conflicts of interest in personal investments. Keep in mind, however, that placing the interests of clients and fund shareholders first is the core principle of our policies and applies even if the matter is not covered by a specific provision. The following is only a summary of Capital’s Personal Investing Policy.

4	May 2004

The following provisions apply only to associates covered under the Personal Investing Policy:

Covered Persons

You are a “covered person” if you receive and use investment information relating to current or imminent fund/client transactions in connection with your regular duties. If you receive a quarterly personal investing disclosure form, you are considered a covered person.

Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person’s household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you are trustee or custodian, have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

Additional rules apply to “investment associates” (including portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed-income control associates including assistants). See below for more information.

Prohibited Transactions for Covered Persons

•	IPO investments

•	Writing puts and calls on securities that are subject to pre-clearance

•	Short sales of securities that are subject to pre-clearance

Pre-Clearance of Securities Transactions

Covered persons must receive approval before buying or selling securities including (but not limited to):

•	stocks of companies (public or private, including purchases through private placements)

•	bonds (except U.S. government bonds or other government bonds rated AAA or Aaa or equivalent)

•	venture capital partnerships

•	options (the exercise of options must also be pre-cleared)

•	closed-end funds including investment trust companies

•	index funds or exchange-traded funds (ETFs) that are not on the pre-approved list of index funds/ETFs

•	transactions in the above securities in PEP and ISA accounts (available in the U.K. only) over which you have discretion must be pre-cleared

5	May 2004

Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee. Pre-clear requests will be handled during the hours in which the New York Stock Exchange (NYSE) is open (generally, 6:30 a.m. to 1 p.m. Pacific time).

You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the NYSE on the day that you check. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction during the next available trading day. If you have not executed your transaction within this period, you must again pre-clear your transaction. Note that investments in private placements and venture capital partnerships must be pre-cleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is “limited” (i.e., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) may be subject to the Gifts and Entertainment Policy.

Exception for De Minimis Transactions

The de minimis exception is NOT available to associates based in Tokyo or associates considered investment associates.

All other covered associates may execute one transaction (either a buy or a sell) of 100 shares or less per issuer per calendar month without pre-clearance. You must, however, still report these trades on your quarterly form. Larger or more frequent share transactions must be pre-cleared. If an associate pre-clears a transaction and is denied permission, s/he may not execute a de minimis transaction in that issuer without pre-clearance for a period of seven calendar days.

Reporting Transactions

Covered persons must promptly submit quarterly disclosure of certain transactions. You will receive reporting forms each quarter that are due no later than 10 calendar days after the end of the quarter. Transactions of securities (including fixed-income securities) or options must be pre-cleared as described above and reported except as outlined below:

Report only (no need to pre-clear):

•	purchases or sales of index funds or exchange traded funds that are on the pre-approved list of funds

•	participation in any CGII private equity fund/partnership

•	de minimis transactions (see above)

•	distributions of stock from venture capital partnerships

•	gifts or bequests (either receiving or giving) of securities (note that sales of securities received as a gift must be both pre-cleared and reported)

•	sales pursuant to tender offers

•	options or futures of index funds or exchange traded funds that are on the pre-approved list of funds

6	May 2004

Do not pre-clear or report:

•	open-ended investment companies (mutual funds, OEICs and Luxembourg or French SICAVs or FCPs [Note: in the U.K., open-ended investment companies include unit trusts and OEICs, but not investment trust companies, which must be pre-cleared and reported])

•	money market instruments with maturities of one year or less that are rated A1/A2 or P1/P2 or equivalent

•	direct obligations of the U.S. government or bonds issued by governments outside the U.S. that are rated AAA or Aaa or equivalent

•	bankers’ acceptances, CDs or other commercial paper

•	currencies

•	commodities

•	transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager (see “Professionally Managed Accounts” below)

Personal investing should be viewed as a privilege, not a right. As such, the Personal Investing Committee may place limitations on the number of pre-clearances and/or transactions.

Securities Accounts

1.	Disclosure of Securities Accounts

You must disclose the following types of accounts:

•	accounts currently holding securities that are subject to pre-clearance or reporting

•	accounts that have the ability to hold securities that are subject to pre-clearance or reporting

•	accounts where you (or immediate family members residing with you) have completely turned over investment decision-making authority to a professional money manager

You do not need to disclose accounts that can only hold open-end mutual funds or cash or cash equivalents.

2.	Duplicate Account Statements and Trade Confirmations

You must submit duplicate statements and trade confirmations (or other equivalent documentation) for accounts currently holding securities that are subject to pre-clearance and/or reporting. Covered persons should inform their investment broker-dealers that they are employed by an investment organization.

7	May 2004

In addition, covered persons must direct their broker-dealers to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts on a timely basis. If they are not able to send duplicates directly, you must submit copies of all trade confirmations and account statements as soon as they become available.

All documents received are kept strictly confidential.

If your broker requires a letter requesting duplicate trade confirmations and monthly statements, please contact the Staff of the Personal Investing Committee.

If your broker will be sending confirmation statements for an immediate family member with a different last name than you, you should provide the staff of the Personal Investing Committee with the name of the family member and that person’s relationship to you.

3.	Professionally Managed Accounts

If you have an account in which you have completely turned over decision-making authority to a professional money manager (who is not covered by our policy), you should have a signed “Professionally Managed Account Exception Memo” on file with the staff of the Personal Investing Committee. You must disclose the existence of these accounts and provide the account numbers on your personal investing disclosure forms. You do not need to pre-clear or report securities transactions in these accounts.

Annual Disclosure of Personal Securities Holdings

Covered persons are required to disclose all of their portfolio holdings subject to the Personal Investing Policy (and the holdings of any immediate family members residing with them) upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Disclosure forms will be supplied.

Additional Policies for “Investment Associates”

1.	Investment Associates

Unless otherwise specified, the term “investment associates” includes: portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed-income control associates including assistants.

2.	Disclosure of Personal Ownership of Recommended Securities

Portfolio counselors/managers and analysts will be asked on a regular basis to disclose securities that they own both personally and professionally and, for analysts, securities that they hold personally that are within their research coverage. This disclosure will be reviewed on a periodic basis by the staff of the Personal Investing Committee and may also be reviewed by applicable Investment Committees, Sub-Committees or other

8	May 2004

appropriate Capital Committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.

3.	Blackout Periods

Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. If a fund or client account transaction takes place in the seven calendar days following a pre-cleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

4.	Ban on Short-Term Trading Profits

Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. This restriction applies to the purchase of an option and the exercise of the option within 60 days.

Other Considerations

Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.

Personal Investing Committee

Any questions or hardships that result from these policies or requests for exceptions should be referred to Capital’s Personal Investing Committee.

9	May 2004